EXHIBIT 5.1

October 16, 2006

Pathogenics, Inc.
99 Derby Street, Suite 200
Hingham, MA 02043

  Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I have acted on behalf of Pathogenics, Inc. (the "Company") in connection with a Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission relating to registration of an aggregate of 900,000 shares of Common Stock, $.001 par value, to be issued by the Company (the "Shares"), pursuant to a stock grant made by the Company to a former consultant, William L. Sklar, pursuant to a letter agreement dated January 1, 2006. Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof, it is our opinion that:

1.    The Company is a validly existing corporation in good standing under the laws of the State of Delaware.

2.    The Shares, when issued will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Frederic P. Zotos, Esq.